Exhibit 99.1

Netcapital Inc. Receives Nasdaq Notice Related to Delayed Quarterly Report on Form 10-Q

BOSTON, MA, September 25, 2026 — Netcapital Inc. (Nasdaq: NCPL) (the “Company”) today announced that on September 21, 2026, it received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that, because the Company has not yet filed its Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2026, and remains delinquent in filing its Annual Report on Form 10-K for the fiscal year ended April 30, 2026, the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1). That rule requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission.

As previously announced on August 27, 2026, the Company received an earlier notice from Nasdaq on August 24, 2026 regarding the delinquent Form 10-K. Under that notice, the Company has until October 23, 2026 to submit a plan to regain compliance covering both delinquent reports. If Nasdaq accepts the plan, it may grant the Company an exception of up to 180 calendar days from the original due date of the Form 10-K, or until February 9, 2027, to regain compliance. If Nasdaq does not accept the plan, the Company may appeal to a Nasdaq Hearings Panel.

The notice has no immediate effect on the listing or trading of the Company’s common stock, which continues to trade on The Nasdaq Capital Market under the symbol “NCPL.”

The Company intends to submit its compliance plan within the required timeframe and to file the Form 10-K and Form 10-Q as soon as practicable. There can be no assurance that Nasdaq will accept the plan or that the Company will regain compliance within any exception period granted.

About Netcapital Inc.

Netcapital Inc. is a fintech company with a scalable technology platform that allows private companies to raise capital online and provides private equity investment opportunities to investors. The Company’s consulting group, Netcapital Advisors, provides marketing and strategic advice and takes equity positions in select companies. The Company’s funding portal, Netcapital Funding Portal, Inc., is registered with the U.S. Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority. The Company’s broker-dealer, Netcapital Securities Inc., is also registered with the SEC and is a member of FINRA.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s plan to regain compliance with Nasdaq’s listing rules and the timing of its periodic filings. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including the Company’s ability to complete the audit and review of its financial statements, the availability of financing, Nasdaq’s acceptance of the Company’s plan, and other risks described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements, except as required by law.

Contact:

800-460-0815

ir@netcapital.com